Exhibit 99.1
811 Louisiana, Suite 2100 Houston, TX 77002 713.584.1000

Targa Resources Corp. Reports Record Fourth Quarter and Full Year 2025 Financial Results

and Provides Outlook for Record 2026

HOUSTON – February 19, 2026 - Targa Resources Corp. (NYSE: TRGP) (“TRGP,” the “Company” or “Targa”) today reported fourth quarter and full year 2025 results.

Fourth quarter 2025 net income attributable to Targa Resources Corp. was $545 million compared to $351 million for the fourth quarter of 2024. For the full year 2025, net income attributable to Targa Resources Corp. was $1,923 million compared to $1,312 million for 2024. The Company reported adjusted earnings before interest, income taxes, depreciation and amortization, and other non-cash items (“adjusted EBITDA”)(1) of $1,341 million for the fourth quarter of 2025 compared to $1,122 million for the fourth quarter of 2024. For the full year 2025, the Company reported adjusted EBITDA of $4,957 million compared to $4,142 million for 2024.

Highlights

•
Record full year 2025 adjusted EBITDA of $4.96 billion, a 20% increase over 2024
•
Record full year 2025 Permian, NGL transportation, fractionation, and LPG export volumes
•
Full year 2025 common share repurchases of $642 million
•
Record fourth quarter 2025 adjusted EBITDA of $1.3 billion
•
Record fourth quarter 2025 Permian, NGL transportation, and fractionation volumes
•
In October 2025, completed our new Bull Moose II plant in Permian Delaware
•
In December 2025, completed two small bolt-on transactions in the Permian Basin
•
In January 2026, completed the previously announced acquisition of Stakeholder Midstream, LLC (“Stakeholder”)
•
Announced today a new plant in Permian Delaware (“Yeti II”)
•
Announced today ordering long-lead items for two additional processing plants in the Permian
•
Announced today a new fractionator in Mont Belvieu, TX (“Train 13”)
•
Estimates full year 2026 adjusted EBITDA between $5.4 billion and $5.6 billion, an 11% increase over 2025(2)
•
Estimates 2026 net growth capital expenditures of approximately $4.5 billion
•
Expect to recommend to Targa’s Board of Directors an annual common dividend per share of $5.00 in 2026, a 25% increase to 2025

“We have a lot of positive momentum in our business, underpinned by the strength of our position in the Permian. The completion of our key large downstream capital projects in the second half of 2027 will provide us with meaningful operating leverage and drive Targa’s next transformation, which is an outlook for growing and durable free cash flow supported by our growing fee-based adjusted EBITDA and strong investment grade balance sheet,” said Matt Meloy, Targa’s Chief Executive Officer.

On January 15, 2026, the Company declared a quarterly cash dividend of $1.00 per common share, or $4.00 per common share on an annualized basis, for the fourth quarter of 2025. Total cash dividends of approximately $215 million were paid on February 13, 2026 on all outstanding shares of common stock to holders of record as of the close of business on January 30, 2026. We intend to recommend an annual common dividend of $5.00 per share for 2026 beginning with the first quarter payment in May of 2026.

During the fourth quarter of 2025, Targa repurchased 226,987 shares of its common stock at a weighted average per share price of $163.01 for a total net cost of $37 million. For the year ended December 31, 2025, Targa repurchased 3,765,272 shares of its common stock at a weighted average price of $170.45 for a total net cost of $642 million. As of December 31, 2025, there was $1,374 million remaining under our Share Repurchase Programs.

Fourth Quarter 2025 - Sequential Quarter over Quarter Commentary

Targa reported record fourth quarter adjusted EBITDA of $1,341 million, representing a 5 percent increase compared to the third quarter of 2025. The sequential increase in adjusted EBITDA was attributable to higher volumes across our Gathering and Processing (“G&P”) and Logistics and Transportation (“L&T”) systems. In our G&P segment, lower sequential adjusted operating margin was attributable to lower commodity prices partially offset by record Permian natural gas inlet volumes and the in-service of our Bull Moose II plant in Permian Delaware in the fourth quarter. Our fourth quarter Permian volumes were impacted by temporary volume curtailments by certain producer customers in response to periods of negative Waha natural gas prices in the fourth quarter. In our L&T segment, higher marketing margin, record NGL pipeline transportation and fractionation volumes, and higher LPG export volumes drove the sequential increase in segment adjusted operating margin. Marketing margin increased due to greater optimization opportunities. Increased NGL pipeline transportation and fractionation volumes were predominantly attributable to higher supply volumes from our Permian G&P systems. LPG export volumes benefited from strong seasonal loadings.

Capitalization, Financing and Liquidity

The Company’s total consolidated debt as of December 31, 2025 was $17,433 million, net of $123 million of debt issuance costs and $38 million of unamortized discount, with $17,079 million of outstanding senior unsecured notes, $161 million outstanding under the Commercial Paper Program, and $354 million of finance lease liabilities.

Total consolidated liquidity as of December 31, 2025 was approximately $4.1 billion, including $3.3 billion available under the TRGP Revolver, $600 million available under the Securitization Facility, and $166 million of cash.

Financing Update

In November 2025, Targa completed an underwritten public offering of $750 million of 4.350% Notes due 2029 and $1.0 billion of 5.400% Notes due 2036. The Company used a portion of the net proceeds from the debt issuance to redeem all of Targa Resources Partners LP’s 6.875% Senior Unsecured Notes due 2029 on January 15, 2026, and the remaining net proceeds for general corporate purposes, including to repay borrowings under the Commercial Paper Program.

Acquisitions

In December 2025, Targa completed two small bolt-on transactions of sour gathering and compression assets in the Delaware Basin for aggregate cash consideration of $213 million. These bolt-on transactions add approximately 300,000 dedicated acres and over 2 million acres in areas of mutual interest, driving new integrated volumes, extending our reach with new and existing customers and adding incremental commercial opportunities.

On January 6, 2026, Targa completed the previously announced acquisition of Stakeholder for $1.25 billion in cash with an effective date of January 1, 2026. These assets are now fully integrated into Targa’s Delaware Basin system.

Growth Projects Update

In our G&P segment, we commenced operations of our new Bull Moose II plant in the Permian Delaware in October 2025 and expect to bring online our Falcon II plant in the Permian Delaware ahead of schedule, now in the first quarter of 2026. Construction continues on our East Pembrook and East Driver plants in Permian Midland, and our Copperhead and Yeti I plants in Permian Delaware.

In February 2026, in response to increasing production and to meet the infrastructure needs of our customers, we announced the construction of a new 275 million cubic feet per day (“MMcf/d”) natural gas processing plant in the Permian Delaware, Yeti II, which is expected to begin operations in the fourth quarter of 2027. We also announced that we are ordering long-lead items associated with two additional Permian natural gas processing plants.

In our L&T segment, construction continues on our Delaware Express Pipeline expansion, our Train 11 and Train 12 fractionators in Mont Belvieu, our Speedway NGL Pipeline, our GPMT LPG Export Expansion, and our Bull Run, Buffalo Run and Forza intra-basin residue gas pipeline projects.

In February 2026, in response to increasing production and to meet the infrastructure needs of our customers, we announced a new 150 thousand barrels per day (“MBbl/d”) fractionator, Train 13, in Mont Belvieu, TX. Train 13 is expected to commence operations in the first quarter of 2028.

2026 Outlook and Capital Return Expectations

For 2026, Targa estimates full year adjusted EBITDA to be between $5.4 billion and $5.6 billion, with the midpoint of the range representing an 11 percent increase over full year 2025 adjusted EBITDA. We expect to continue to benefit from meaningful growth across our Permian G&P footprint, which is expected to drive record Permian, NGL pipeline transportation, fractionation, and LPG export volumes in 2026 relative to the records set in 2025.

Our 2026 operational and financial expectations assume Waha natural gas prices average $1.00 per million British Thermal Units (“MMbtu”), natural gas liquids (“NGL”) composite barrel prices average $0.60 per gallon, and crude oil prices average $63.00 per barrel.

The company estimates net growth capital expenditures to be approximately $4.5 billion which includes capital spending for our announced infrastructure projects underway including six new Permian plants, three fractionators in Mont Belvieu, our Speedway NGL Pipeline, our GPMT LPG Export Expansion, our intra-basin residue gas projects in the Permian, and spending on long-lead items for two additional processing plants in the Permian. Spending also includes gathering and compression related to strong commercial success and growing volumes. Net maintenance capital expenditures for 2026 are estimated to be approximately $250 million.

For the first quarter of 2026, we intend to recommend to our Board of Directors an increase to our quarterly common dividend to $1.25 per common share or $5.00 per common share annualized. The recommended 25 percent increase in common dividend per share, if approved, would be effective for the first quarter of 2026 and payable in May 2026. Going forward, we expect to be in position to continue to meaningfully increase the capital returned to shareholders through increasing common dividends per share and opportunistic repurchases of our common stock.

An earnings supplement presentation and updated investor presentation are available under Events and Presentations in the Investors section of our website at www.targaresources.com/investors/events.

Conference Call

We will host a conference call for the investment community at 11:00 a.m. Eastern time (10:00 a.m. Central time) on February 19, 2026 to discuss our fourth quarter results. The conference call can be accessed via webcast under Events and Presentations in the Investors section of our website at www.targaresources.com/investors/events, or by going directly to https://edge.media-server.com/mmc/p/ktbyx3ix. A webcast replay will be available at the link above approximately two hours after the conclusion of the event.

(1)
Adjusted EBITDA and adjusted operating margin (segment) are non-GAAP financial measures and are discussed under “Non-GAAP Financial Measures.”
(2)
Year over year increase based on midpoint of estimated 2026 adjusted EBITDA range of $5.4 billion to $5.6 billion.

Targa Resources Corp. – Consolidated Financial Results of Operations

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	2025 vs. 2024		2025	2024	2025 vs. 2024
	(In millions)
Revenues:
Sales of commodities	$3,412.9	$3,765.5	$(352.6)	(9%)	$14,403.5	$13,891.8	$511.7	4%
Fees from midstream services	642.6	639.7	2.9	—	2,624.8	2,489.7	135.1	5%
Total revenues	4,055.5	4,405.2	(349.7)	(8%)	17,028.3	16,381.5	646.8	4%
Product purchases and fuel	2,307.6	2,922.6	(615.0)	(21%)	10,507.8	10,703.0	(195.2)	(2%)
Operating expenses	337.6	305.8	31.8	10%	1,298.3	1,175.6	122.7	10%
Depreciation and amortization expense	390.5	378.5	12.0	3%	1,515.3	1,423.0	92.3	6%
General and administrative expense	111.7	97.5	14.2	15%	406.0	384.9	21.1	5%
Other operating (income) expense	(9.3)	0.2	(9.5)	NM	(30.3)	(0.4)	(29.9)	NM
Income (loss) from operations	917.4	700.6	216.8	31%	3,331.2	2,695.4	635.8	24%
Interest expense, net	(216.0)	(177.7)	(38.3)	22%	(852.8)	(767.2)	(85.6)	11%
Equity earnings (loss)	(5.2)	1.5	(6.7)	NM	11.8	9.4	2.4	26%
Other, net	(4.0)	0.1	(4.1)	NM	(3.8)	0.4	(4.2)	NM
Income tax (expense) benefit	(139.1)	(110.5)	(28.6)	26%	(529.7)	(384.5)	(145.2)	38%
Net income (loss)	553.1	414.0	139.1	34%	1,956.7	1,553.5	403.2	26%
Less: Net income (loss) attributable to noncontrolling interests	8.1	63.0	(54.9)	(87%)	33.7	241.5	(207.8)	(86%)
Net income (loss) attributable to Targa Resources Corp.	545.0	351.0	194.0	55%	1,923.0	1,312.0	611.0	47%
Premium on repurchase of noncontrolling interests, net of tax	—	32.9	(32.9)	(100%)	70.5	32.9	37.6	114%
Net income (loss) attributable to common shareholders	$545.0	$318.1	$226.9	71%	$1,852.5	$1,279.1	$573.4	45%
Financial data:
Adjusted EBITDA (1)	$1,341.1	$1,122.2	$218.9	20%	$4,957.4	$4,142.3	$815.1	20%
Adjusted cash flow from operations (1)	1,121.7	940.9	180.8	19%	4,108.9	3,372.4	736.5	22%
Adjusted free cash flow (1)	47.6	56.2	(8.6)	(15%)	539.0	140.1	398.9	285%

(1)
Adjusted EBITDA, adjusted cash flow from operations and adjusted free cash flow are non-GAAP financial measures and are discussed under “Non-GAAP Financial Measures.”

NM Due to a low denominator, the noted percentage change is disproportionately high and as a result, considered not meaningful.

Three Months Ended December 31, 2025 Compared to Three Months Ended December 31, 2024

The decrease in commodity sales reflected lower NGL and natural gas prices ($580.1 million), partially offset by higher NGL and natural gas volumes ($166.3 million), and the favorable impact of hedges ($67.2 million).

Fees from midstream services were relatively flat.

The decrease in product purchases and fuel reflected lower NGL and natural gas prices, partially offset by higher NGL and natural gas volumes.

The increase in operating expenses was primarily due to higher labor costs and taxes as a result of system expansions.

See “—Results of Operations—By Reportable Segment” for additional information on a segment basis.

The increase in depreciation and amortization expense was primarily due to the impact of system expansions on our asset base.

The increase in general and administrative expense was primarily due to higher compensation and benefits.

The increase in interest expense, net, was primarily due to higher borrowings in 2025.

The increase in income tax (expense) benefit was primarily due to the increase in pre-tax book income.

The decrease in net income attributable to noncontrolling interests was primarily due to the Badlands Transaction (the “Badlands Transaction”) in the first quarter of 2025 and the acquisition of the remaining membership interest in Cedar Bayou Fractionators, L.P. (the “CBF Acquisition”) in the fourth quarter of 2024.

The premium on repurchase of noncontrolling interests, net of tax was due to the CBF Acquisition in 2024.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

The increase in commodity sales reflected higher natural gas prices ($766.2 million), higher NGL and natural gas volumes ($518.7 million) and the favorable impact of hedges ($85.0 million), partially offset by lower NGL and condensate prices ($860.2 million).

The increase in fees from midstream services was primarily due to higher gas gathering and processing fees, and higher export volumes, partially offset by lower transportation and fractionation fees. Lower transportation and fractionation fees were due to a planned turnaround at a portion of our facilities in Mont Belvieu, Texas.

The decrease in product purchases and fuel reflected lower NGL prices, partially offset by higher natural gas prices, and higher NGL and natural gas volumes.

The increase in operating expenses was primarily due to higher labor, taxes and maintenance costs as a result of system expansions.

See “—Results of Operations—By Reportable Segment” for additional information on a segment basis.

The increase in depreciation and amortization expense was primarily due to the impact of system expansions on our asset base.

The increase in general and administrative expense was primarily due to higher compensation and benefits.

The increase in other operating (income) expense was primarily due to recognition of Section 45Q tax credits earned through our carbon capture and sequestration activities.

The increase in interest expense, net, was primarily due to higher borrowings in 2025, partially offset by the recognition of cumulative interest on a 2024 legal ruling.

The increase in income tax (expense) benefit was primarily due to the increase in pre-tax book income and a decrease in income allocated to noncontrolling interest that is not taxable to the Company.

The decrease in net income attributable to noncontrolling interests was primarily due to the Badlands Transaction in the first quarter of 2025 and the CBF Acquisition in the fourth quarter of 2024.

The premium on repurchase of noncontrolling interests, net of tax was due to the Badlands Transaction in 2025 and the CBF Acquisition in 2024.

Review of Segment Performance

The following discussion of segment performance includes inter-segment activities. The Company views segment operating margin and adjusted operating margin as important performance measures of the core profitability of its operations. These measures are key components of internal financial reporting and are reviewed for consistency and trend analysis. For a discussion of adjusted operating margin, see “Non-GAAP Financial Measures ― Adjusted Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation.

The Company operates in two primary segments: (i) Gathering and Processing; and (ii) Logistics and Transportation.

Gathering and Processing Segment

The Gathering and Processing segment includes assets used in the gathering and/or purchase and sale of natural gas produced from oil and gas wells, removing impurities and processing this raw natural gas into merchantable natural gas by extracting NGLs; and assets used for the gathering and terminaling and/or purchase and sale of crude oil. The Gathering and Processing segment’s assets are located in the Permian Basin of West Texas and Southeast New Mexico (including the Midland, Central and Delaware Basins); the Eagle Ford Shale in South Texas; the Barnett Shale in North Texas; the Anadarko, Ardmore, and Arkoma Basins in Oklahoma (including the SCOOP and STACK) and South Central Kansas; the Williston Basin in North Dakota (including the Bakken and Three Forks plays); and the onshore and near offshore regions of the Louisiana Gulf Coast.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	2025 vs. 2024		2025	2024	2025 vs. 2024
	(In millions, except operating statistics and price amounts)
Operating margin	$611.8	$598.9	$12.9	2%	$2,439.2	$2,312.4	$126.8	5%
Operating expenses	243.3	217.5	25.8	12%	907.0	814.6	92.4	11%
Adjusted operating margin	$855.1	$816.4	$38.7	5%	$3,346.2	$3,127.0	$219.2	7%
Operating statistics (1):
Plant natural gas inlet, MMcf/d (2) (3)
Permian Midland (4)	3,242.1	3,072.8	169.3	6%	3,146.0	2,933.1	212.9	7%
Permian Delaware	3,408.6	2,992.4	416.2	14%	3,245.4	2,837.3	408.1	14%
Total Permian	6,650.7	6,065.2	585.5	10%	6,391.4	5,770.4	621.0	11%

Central (5)	1,078.6	1,067.0	11.6	1%	1,055.4	1,077.3	(21.9)	(2%)

Badlands (5) (6)	123.9	128.8	(4.9)	(4%)	130.3	136.3	(6.0)	(4%)

Coastal	511.7	405.7	106.0	26%	439.1	449.6	(10.5)	(2%)

Total	8,364.9	7,666.7	698.2	9%	8,016.2	7,433.6	582.6	8%
NGL production, MBbl/d (3)
Permian Midland (4)	486.4	445.7	40.7	9%	461.2	428.4	32.8	8%
Permian Delaware	451.3	390.2	61.1	16%	419.4	359.9	59.5	17%
Total Permian	937.7	835.9	101.8	12%	880.6	788.3	92.3	12%

Central (5)	116.4	108.6	7.8	7%	111.5	105.5	6.0	6%

Badlands (5)	15.7	15.3	0.4	3%	16.3	16.6	(0.3)	(2%)

Coastal	37.5	36.0	1.5	4%	34.7	35.8	(1.1)	(3%)

Total	1,107.3	995.8	111.5	11%	1,043.1	946.2	96.9	10%
Crude oil gathered, MBbl/d	103.8	139.6	(35.8)	(26%)	116.5	134.5	(18.0)	(13%)
Natural gas sales, BBtu/d (3)	2,956.3	2,784.3	172.0	6%	2,826.1	2,780.5	45.6	2%
NGL sales, MBbl/d (3)	650.6	582.0	68.6	12%	615.8	558.2	57.6	10%
Condensate sales, MBbl/d	21.0	19.8	1.2	6%	19.3	19.3	—	—
Average realized prices (7):
Natural gas, $/MMBtu	0.38	1.04	(0.66)	(63%)	1.17	0.67	0.50	75%
NGL, $/gal	0.37	0.49	(0.12)	(24%)	0.42	0.46	(0.04)	(9%)
Condensate, $/Bbl	62.14	66.83	(4.69)	(7%)	66.23	73.35	(7.12)	(10%)

(1)
Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.
(2)
Plant natural gas inlet represents the Company’s undivided interest in the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant, other than Badlands.
(3)
Plant natural gas inlet volumes and gross NGL production volumes include producer take-in-kind volumes, while natural gas sales and NGL sales exclude producer take-in-kind volumes.
(4)
Permian Midland includes operations in WestTX, of which the Company owns a 72.8% undivided interest, and other plants that are owned 100% by the Company. Operating results for the WestTX undivided interest assets are presented on a pro-rata net basis in the Company’s reported financials.
(5)
Operations include facilities that are not wholly owned by the Company.
(6)
Badlands natural gas inlet represents the total wellhead volume and includes the Targa volumes processed at the Little Missouri 4 plant.
(7)
Average realized prices, net of fees, include the effect of realized commodity hedge gain/loss attributable to the Company’s equity volumes. The price is calculated using total commodity sales plus the hedge gain/loss as the numerator and total sales volume as the denominator, net of fees.

The following tables present the realized commodity hedge gain (loss) attributable to the Company’s equity volumes that are included in the adjusted operating margin of the Gathering and Processing segment:

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)	Gain (Loss)	Volume Settled	Price Spread (1)	Gain (Loss)
Natural gas (BBtu)	7.5	$2.200	$16.5	8.1	$1.840	$14.9
NGL (MMgal)	54.4	0.053	2.9	101.0	0.009	0.9
Crude oil (MBbl)	0.8	10.750	8.6	0.7	5.000	3.5
			$28.0			$19.3

	Year Ended December 31, 2025			Year Ended December 31, 2024
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)	Gain (Loss)	Volume Settled	Price Spread (1)	Gain (Loss)
Natural gas (BBtu)	30.1	$1.711	$51.5	43.7	$1.924	$84.1
NGL (MMgal)	304.9	(0.005)	(1.5)	449.8	0.035	15.8
Crude oil (MBbl)	2.9	6.586	19.1	2.1	(2.048)	(4.3)
			$69.1			$95.6

(1)
The price spread is the differential between the contracted derivative instrument pricing and the price of the corresponding settled commodity transaction.

Three Months Ended December 31, 2025 Compared to Three Months Ended December 31, 2024

The increase in adjusted operating margin was predominantly due to higher natural gas inlet volumes and higher fee-based margin in the Permian, partially offset by lower commodity prices. The increase in natural gas inlet volumes in the Permian was attributable to the addition of the Bull Moose plant during the first quarter of 2025, the Pembrook II plant during the third quarter of 2025, the Bull Moose II plant during the fourth quarter of 2025, and continued strong producer activity.

The increase in operating expenses was primarily due to higher volumes and multiple plant additions in the Permian.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

The increase in adjusted operating margin was predominantly due to higher natural gas inlet volumes in the Permian, partially offset by lower volumes in other areas. The increase in natural gas inlet volumes in the Permian was attributable to the addition of the Roadrunner II plant during the second quarter of 2024, the Greenwood II plant during the fourth quarter of 2024, the Bull Moose plant during the first quarter of 2025, the Pembrook II plant during the third quarter of 2025, the Bull Moose II plant during the fourth quarter of 2025, and continued strong producer activity.

The increase in operating expenses was primarily due to higher volumes and multiple plant additions in the Permian.

Logistics and Transportation Segment

The Logistics and Transportation segment includes the activities and assets necessary to convert mixed NGLs into NGL products and also includes other assets and value-added services such as transporting, storing, fractionating, terminaling, and marketing of NGLs and NGL products, including services to LPG exporters and certain natural gas supply and marketing activities in support of the Company’s other businesses. The Logistics and Transportation segment also includes Targa’s NGL pipeline system, which connects the Company’s gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with the Company’s Downstream facilities in Mont Belvieu, Texas. The Company’s Downstream facilities are located predominantly in Mont Belvieu and Galena Park, Texas, and in Lake Charles, Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	2025 vs. 2024		2025	2024	2025 vs. 2024
	(In millions, except operating statistics)
Operating margin	$799.0	$656.2	$142.8	22%	$2,788.3	$2,355.1	$433.2	18%
Operating expenses	94.2	88.7	5.5	6%	393.7	362.3	31.4	9%
Adjusted operating margin	$893.2	$744.9	$148.3	20%	$3,182.0	$2,717.4	$464.6	17%
Operating statistics MBbl/d (1):
NGL pipeline transportation volumes (2)	1,048.7	871.5	177.2	20%	968.3	800.8	167.5	21%
Fractionation volumes	1,144.4	1,089.5	54.9	5%	1,057.6	936.1	121.5	13%
Export volumes (3)	438.6	457.1	(18.5)	(4%)	429.1	423.6	5.5	1%
NGL sales	1,261.2	1,227.5	33.7	3%	1,212.3	1,159.1	53.2	5%

(1)
Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.
(2)
Represents the total quantity of mixed NGLs that earn a transportation margin.
(3)
Export volumes represent the quantity of NGL products delivered to third-party customers at the Company’s Galena Park Marine Terminal that are destined for international markets.

Three Months Ended December 31, 2025 Compared to Three Months Ended December 31, 2024

The increase in adjusted operating margin was due to higher pipeline transportation and fractionation margin and higher marketing margin. Pipeline transportation and fractionation volumes benefited from higher supply volumes primarily from our Permian Gathering and Processing systems and a full quarter of Train 10 which commenced operations during the fourth quarter of 2024. Marketing margin increased due to greater optimization opportunities.

The increase in operating expenses was predominantly due to system expansions.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

The increase in adjusted operating margin was due to higher pipeline transportation and fractionation margin and higher marketing margin. Pipeline transportation and fractionation volumes benefited from higher supply volumes primarily from our Permian Gathering and Processing systems, the addition of Train 9 during the second quarter of 2024, the addition of the Daytona NGL Pipeline during the third quarter of 2024, and the addition of Train 10 during the fourth quarter of 2024. Marketing margin increased due to greater optimization opportunities.

The increase in operating expenses was predominantly due to system expansions and planned maintenance.

Other

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	2025 vs. 2024	2025	2024	2025 vs. 2024
	(In millions)
Operating margin	$(0.5)	$(78.3)	$77.8	$(5.3)	$(164.6)	$159.3
Adjusted operating margin	$(0.5)	$(78.3)	$77.8	$(5.3)	$(164.6)	$159.3

Other contains the results of commodity derivative activity mark-to-market gains/losses related to derivative contracts that were not designated as cash flow hedges. The Company has entered into derivative instruments to hedge the commodity price associated with a portion of the Company’s future commodity purchases and sales and natural gas transportation basis risk within the Company’s Logistics and Transportation segment.

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent infrastructure companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary domestic infrastructure assets and its operations are critical to the efficient, safe and reliable delivery of energy across the United States and increasingly to the world. The Company’s assets connect natural gas and NGLs to domestic and international markets with growing demand for cleaner fuels and feedstocks.

Targa is a FORTUNE 500 company and is included in the S&P 500.

For more information, please visit the Company’s website at www.targaresources.com.

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: adjusted EBITDA, adjusted cash flow from operations, adjusted free cash flow and adjusted operating margin (segment). The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures.

The Company utilizes non-GAAP measures to analyze the Company’s performance. Adjusted EBITDA, adjusted cash flow from operations, adjusted free cash flow and adjusted operating margin (segment) are non-GAAP measures. The GAAP measures most directly comparable to these non-GAAP measures are income (loss) from operations, Net income (loss) attributable to Targa Resources Corp. and segment operating margin. These non-GAAP measures should not be considered as an alternative to GAAP measures and have important limitations as analytical tools. Investors should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because the Company’s non-GAAP measures exclude some, but not all, items that affect income and segment operating margin, and are defined differently by different companies within the Company’s industry, the Company’s definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of the Company’s non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

Adjusted Operating Margin

The Company defines adjusted operating margin for the Company’s segments as revenues less product purchases and fuel. It is impacted by volumes and commodity prices as well as by the Company’s contract mix and commodity hedging program.

Gathering and Processing adjusted operating margin consists primarily of:

•
service fees related to natural gas and crude oil gathering, treating and processing; and
•
revenues from the sale of natural gas, condensate, crude oil and NGLs less producer settlements, fuel and transport and the Company’s equity volume hedge settlements.

Logistics and Transportation adjusted operating margin consists primarily of:

•
service fees (including the pass-through of energy costs included in certain fee rates);
•
system product gains and losses; and
•
NGL and natural gas sales, less NGL and natural gas purchases, fuel, third-party transportation costs and the net inventory change.

The adjusted operating margin impacts of mark-to-market hedge unrealized changes in fair value are reported in Other.

Adjusted operating margin for the Company’s segments provides useful information to investors because it is used as a supplemental financial measure by management and by external users of the Company’s financial statements, including investors and commercial banks, to assess:

•
the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;
•
the Company’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and
•
the viability of capital expenditure projects and acquisitions and the overall rates of return on alternative investment opportunities.

Management reviews adjusted operating margin and operating margin for the Company’s segments monthly as a core internal management process. The Company believes that investors benefit from having access to the same financial measures that management uses in evaluating the Company’s operating results. The reconciliation of the Company’s adjusted operating margin to the most directly comparable GAAP measure is presented under “Review of Segment Performance.”

Adjusted EBITDA

The Company defines adjusted EBITDA as Net income (loss) attributable to Targa Resources Corp. before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

Adjusted Cash Flow from Operations and Adjusted Free Cash Flow

The Company defines adjusted cash flow from operations as adjusted EBITDA less cash interest expense on debt obligations and cash tax (expense) benefit . The Company defines adjusted free cash flow as adjusted cash flow from operations less maintenance capital expenditures and growth capital expenditures, net of any reimbursements of project costs and contributions from noncontrolling interests, and including contributions to investments in unconsolidated affiliates. Adjusted cash flow from operations and adjusted free cash flow are performance measures used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess the Company’s ability to generate cash earnings (after servicing the Company’s debt and funding capital expenditures) to be used for corporate purposes, such as payment of dividends, retirement of debt or redemption of other financing arrangements.

The following table reconciles the non-GAAP financial measures used by management to the most directly comparable GAAP measures for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In millions)
Reconciliation of Net income (loss) attributable to Targa Resources Corp. to Adjusted EBITDA, Adjusted Cash Flow from Operations and Adjusted Free Cash Flow
Net income (loss) attributable to Targa Resources Corp.	$545.0	$351.0	$1,923.0	$1,312.0
Interest (income) expense, net	216.0	177.7	852.8	767.2
Income tax expense (benefit)	139.1	110.5	529.7	384.5
Depreciation and amortization expense	390.5	378.5	1,515.3	1,423.0
(Gain) loss on sale or disposition of assets	(0.7)	(0.4)	(6.1)	(3.1)
Write-down of assets	5.7	2.2	18.8	6.2
(Gain) loss from financing activities	(0.1)	—	2.4	0.8
Equity (earnings) loss	5.2	(1.5)	(11.8)	(9.4)
Distributions from unconsolidated affiliates	9.8	8.7	28.5	25.3
Compensation on equity grants	17.3	15.8	69.5	63.2
Risk management activities	0.5	78.2	5.3	164.6
Noncontrolling interests adjustments (1)	2.8	1.5	11.4	3.9
Litigation and environmental reserves (2)	10.0	—	18.6	4.1
Adjusted EBITDA	$1,341.1	$1,122.2	$4,957.4	$4,142.3
Interest expense on debt obligations (3)	(211.4)	(173.8)	(835.4)	(752.4)
Cash tax (expense) benefit	(8.0)	(7.5)	(13.1)	(17.5)
Adjusted Cash Flow from Operations	$1,121.7	$940.9	$4,108.9	$3,372.4
Maintenance capital expenditures, net (4)	(63.2)	(65.0)	(226.4)	(231.9)
Growth capital expenditures, net (4)	(1,010.9)	(819.7)	(3,343.5)	(3,000.4)
Adjusted Free Cash Flow	$47.6	$56.2	$539.0	$140.1

(1)
Represents adjustments related to the Company’s subsidiaries with noncontrolling interests, including depreciation and amortization expense as well as earnings for certain plants within Targa’s WestTX joint venture not subject to noncontrolling interest accounting.
(2)
Litigation and environmental reserves includes charges related to specific litigation and environmental compliance matters that are nonrecurring in nature and outside the ordinary course of our business and/or not reflective of our ongoing core operations. We may incur such charges from time to time, and we believe it is useful to exclude these charges as we do not consider them reflective of our ongoing core operations.
(3)
Excludes amortization included in interest expense. The year ended December 31, 2024 includes $55.8 million of interest expense on a 2024 legal ruling.
(4)
Represents capital expenditures, net of any reimbursements of project costs and contributions from noncontrolling interests, and includes contributions to investments in unconsolidated affiliates.

The following table presents a reconciliation of estimated net income of the Company to estimated adjusted EBITDA for 2026:

2026E
(In millions)
Reconciliation of Estimated Net Income Attributable to Targa Resources Corp. to
Estimated Adjusted EBITDA
Net income attributable to Targa Resources Corp.	$2,200.0
Interest expense, net	960.0
Income tax expense	610.0
Depreciation and amortization expense	1,650.0
Equity earnings	(30.0)
Distributions from unconsolidated affiliates	32.0
Compensation on equity grants	75.0
Risk management activities and other	10.0
Noncontrolling interests adjustments (1)	(7.0)
Estimated Adjusted EBITDA	$5,500.0

(1)
Represents adjustments related to the Company’s subsidiaries with noncontrolling interests, including depreciation and amortization expense as well as earnings for certain plants within Targa’s WestTX joint venture not subject to noncontrolling interest accounting.

Regulation FD Disclosures

The Company uses any of the following to comply with its disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or the Company’s website. The Company routinely posts important information on its website at www.targaresources.com, including information that may be deemed to be material. The Company encourages investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements, including statements regarding the Company’s projected financial performance, capital spending, payment of future dividends and stock repurchase activity. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, actions taken by other countries with significant hydrocarbon production, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the timing and success of the Company’s completion of capital projects and business development efforts, the expected growth of volumes on the Company’s systems, the impact of significant public health crises, commodity price volatility due to ongoing or new global conflicts, changes in laws and regulations, particularly with regard to taxes, tariffs and international trade, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Targa Investor Relations

InvestorRelations@targaresources.com

(713) 584-1133